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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)

Digital Plus—ProNotes® due July 30, 2010 Linked to the Value of a Basket of Exchange Rates	$881,000	$35.00

(1)
Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2)
Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees have already been paid with respect to unsold securities that were previously registered and which were carried forward pursuant to a Registration Statement on Form F-3 (No. 333-132936) filed by Credit Suisse and the other Registrants thereto on March 29, 2007 against which $35 is offset for the registration fee due for this offering. No additional registration fee has been paid with respect to this offering.

As Filed Pursuant to Rule 424(b)(2)
Registration No. 333-132936-14

PRICING SUPPLEMENT NO. I1 TO PRODUCT SUPPLEMENT NO. 3IIC DATED JULY 8, 2008 TO
PROSPECTUS SUPPLEMENT DATED MARCH 24, 2008 TO
PROSPECTUS DATED MARCH 29, 2007

$881,000

Credit Suisse

Digital Plus—ProNotes®

due July 30, 2010

Linked to the Value of a Basket of Exchange Rates

Issuer:	Credit Suisse, acting through its Nassau branch (Aa1/AA-)*
CUSIP:	22546ECJ1
Maturity Date:	July 30, 2010, subject to postponement if a market disruption event occurs on the final valuation date
Coupon:	We will not pay interest on the securities being offered by this pricing supplement.
Trade Date:	July 25, 2008
Settlement Date:	July 31, 2008
Valuation Dates:	July 26, 2010, subject to postponement if a market disruption event occurs on the valuation date.
Underlying Exchange Rates:	The return will be passed on the performance of a basket of exchange rates during the term of the securities. The basket will be comprised of the following equally weighted exchange rates:
Exchange Rates	Weighting
BRL/USD (Brazilian real) spot rate	25%
RUB/USD (Russian ruble) spot rate	25%
INR/USD (Indian rupee) spot rate	25%
CNY/USD (Chinese yuan) spot rate	25%
Initial Basket Level:	1.0
Redemption Amount:
You will receive a redemption amount in cash at maturity that will equal the principal amount of the securities you hold multiplied by the sum of 1 plus the basket return, calculated as set forth below. If the final basket level is greater than or equal to 1.00, the initial basket level, but less than or equal to 1.10, the basket return will equal 0.10. If the final basket is greater than 1.10, the basket return will equal the percentage increase in the basket. If the final basket level is less than the initial basket level, the basket return will equal zero and you will receive at maturity only the principal amount of your securities, as explained herein.
Listing:	The securities will not be listed on any securities exchange.

    Please refer to "Risk Factors" beginning on page PS-7 of the accompanying product supplement for risks related to an investment in the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement, product supplement, the prospectus supplement or prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to the Public	Underwriting Discounts and Commissions	Proceeds to the Company
Per security	$1,000	$15	$985
Total	$881,000	$13,215	$867,785

          Delivery of the securities in book-entry form only will be made through The Depository Trust Company. We expect that delivery of the securities will be made against payment therefor on or about July 31, 2008. Because the securities will not settle on July 30, 2008, purchasers who wish to trade the securities on the trade date will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own investment advisor.

          The securities will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

          The securities are not deposit liabilities and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

*
A credit rating is not a recommendation to buy, sell or hold the securities, and may be subject to revision or withdrawal at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to the securities does not enhance, affect or address the likely performance of the securities other than the ability of the Issuer to meet their obligations.

Credit Suisse

The date of this pricing supplement is July 25, 2008.

Additional Terms Specific to the Securities

        You should read this pricing supplement together with the prospectus dated March 29, 2007, the prospectus supplement dated March 24, 2008 and the product supplement dated July 8, 2008 relating to our medium-term notes of which these securities are a part. This pricing supplement, together with the documents listed below, contains the terms of the securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the "Risk Factors" section in this pricing supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

        You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  •
  Prospectus dated March 29, 2007:
   http://www.sec.gov/Archives/edgar/data/1053092/000104746908007941/a2186710z424b2.htm

  •
  Prospectus supplement dated March 24, 2008:
   http://www.sec.gov/Archives/edgar/data/1053092/000104746908003313/a2184026z424b2.htm

  •
  Product supplement dated July 8, 2008:
   http://www.sec.gov/Archives/edgar/data/1053092/000104746908008032/a2186747z424b2.htm

        Our Central Index Key, or CIK, on the SEC website is 1053092.

        You should rely only on the information contained in this document or in any documents to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

        In this pricing supplement, unless otherwise specified or the context otherwise requires, references to "we", "us" and "our" are to Credit Suisse and its consolidated subsidiaries, and references to "dollars" and "$" are to United States dollars.

NOTICE TO INVESTORS

Argentina

        The securities are not and will not be authorized by the Argentine Comisión Nacional de Valores for public offering in Argentina and may thus not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended.

Uruguay

        This is a private offering. The securities have not been, and will not be, registered with the Central Bank of Uruguay for public offer in Uruguay.

Brazil

        Each purchaser of securities will be required to represent and agree that it has not offered or sold, and will not offer or sell, any securities in Brazil, except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations. The securities have not been and will not be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários—CVM).

Mexico

        The securities have not been, and will not be, registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and may not be offered or sold publicly in the United Mexican States. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in the United Mexican States.

Chile

        NEITHER THE ISSUER NOR THE SECURITIES HAVE BEEN REGISTERED WITH THE SUPERINTENDENCIA DE VALORES Y SEGUROS PURSUANT TO LAW NO. 18.045, THE LEY DE MERCADO DE VALORES, AND REGULATIONS THEREUNDER. THIS PRICING SUPPLEMENT DOES NOT CONSTITUTE AN OFFER OF, OR AN INVITATION TO SUBSCRIBE FOR OR PURCHASE, THE SECURITIES IN THE REPUBLIC OF CHILE, OTHER THAN TO INDIVIDUALLY IDENTIFIED BUYERS PURSUANT TO A PRIVATE OFFERING WITHIN THE MEANING OF ARTICLE 4 OF THE LEY DE MERCADO DE VALORES (AN OFFER THAT IS NOT "ADDRESSED TO THE PUBLIC AT LARGE OR TO A CERTAIN SECTOR OR SPECIFIC GROUP OF THE PUBLIC").

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (Directive 2003/71/EC) (each, a Relevant Member State), the securities may not be sold or offered or any offering materials relating thereto distributed, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, to the public (within the meaning of that Directive) in that Relevant Member State, except in circumstances which do not require the publication of a prospectus pursuant to the Prospectus Directive.

i

SUMMARY INFORMATION

        This summary includes questions and answers that highlight selected information from the accompanying prospectus, prospectus supplement and product supplement and this pricing supplement to help you understand the Digital Plus—ProNotes due 2010. You should carefully read the entire prospectus, prospectus supplement, product supplement and pricing supplement to understand fully the terms of the securities, as well as the principal tax and other considerations that are important to you in making a decision about whether to invest in the securities. You should, in particular, carefully review the section entitled "Risk Factors" in the accompanying product supplement, which highlights a number of risks, to determine whether an investment in the securities is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus.

How is the redemption amount calculated?

        You will receive a redemption amount in cash at maturity that will equal the principal amount of the securities you hold multiplied by the sum of 1 plus the basket return.

        The basket return will be calculated as follows:

  •
  If the final basket level is greater than or equal to 1.00, which is the initial basket level, but is less than or equal to 1.10, the basket return will equal 0.10;

  •
  If the final basket level is greater than 1.10, the basket return will equal the percentage increase in the basket, which is calculated in the following manner:

final basket level - initial basket level initial basket level
  •
  If the final basket level is less than 1.00, the basket return will equal zero. Therefore, if the final basket level is less than the initial basket level, you will receive only the principal amount of your securities at maturity.

  •
  For purposes of calculating the redemption amount, the "basket level" on any business day is the sum, for each exchange rate, of:

  •
  (x) 0.25, the weighting of the exchange rate in the basket multiplied by (y) (a) the reference level of such exchange rate on that business day divided by (b) the initial level of such exchange rate.

        For each exchange rate, the "reference level" on any business day will be determined as follows:

    •
    For the Brazilian real, the reference level on any business day will equal the BRL/USD spot rate expressed as the number of U.S. dollars per one Brazilian real, on such business day. The BRL/USD spot rate is calculated by referencing the Brazilian real/U.S. dollar exchange rate reported as the "Ask" price on the Bloomberg Financial Network at "BZFXPTAX <CURNCY>" at approximately 6:00 p.m. New York time on that business day;

    •
    For the Russian ruble, the reference level on any business day will equal the RUB/USD spot rate expressed as the number of U.S. dollars per one Russian ruble, on such business day. The RUB/USD spot rate is calculated by referencing the Russian ruble/U.S. dollar exchange rate as reported on the Chicago Mercantile Exchange at http://www.cme.com/prd/fx/ruble-rate.html at approximately 12:30 p.m. Moscow time on that business day. Reference to the Chicago Mercantile Exchange's "uniform resource locator" or "URL" is made as an inactive textual reference for informational purposes only. Information found at this website is not incorporated by reference into this pricing supplement;

    •
    For the Indian rupee, the reference level on any business day will equal the INR/USD spot rate expressed as the number of U.S. dollars per one Indian rupee, on such business day. The INR/USD spot rate is calculated by referencing the Indian rupee/U.S. dollar exchange rate reported on the Bloomberg Financial Network at "INRRATE<CURNCY>" at approximately 2:30 p.m. Mumbai time on that business day; and

    •
    For the Chinese yuan, the reference level on any business day will equal the CNY/USD spot rate expressed as the number of U.S. dollars per one Chinese yuan, on such business day. The CNY/USD spot rate is calculated by referencing the Chinese yuan/U.S. dollar exchange rate reported on Reuters Page ABSIRFIX01 at approximately 9:15 a.m. Beijing time on that business day.

  •
  The "final basket level" equals the basket level on the valuation date.

  •
  The "fixing sources" mean Bloomberg Financial Market for the Brazilian real and the Indian Rupee, the Chicago Mercantile Exchange for the Russian ruble, and Reuters for the Chinese yuan.

  •
  The "initial basket level" equals 1.0.

  •
  The "initial level" for the BRL/USD spot rate, the RUB/USD spot rate, the INR/USD spot rate, and the CNY/USD spot rate is 0.63694268, 0.04299226, 0.02364066, and 0.14665982, respectively.

  •
  The "valuation date" is expected to be July 26, 2010.

Hypothetical redemption amounts

        The table below sets forth a sampling of hypothetical redemption amounts at maturity of a $1,000 investment in the securities. The actual basket levels will be determined on the valuation date, as further described herein.

Principal Amount of Securities	Percentage Difference between Initial Basket Level and Final Basket Level (Basket Return)	Redemption Amount at Maturity ($)
$1,000	-50%	$1,000
$1,000	-45%	$1,000
$1,000	-40%	$1,000
$1,000	-35%	$1,000
$1,000	-30%	$1,000
$1,000	-25%	$1,000
$1,000	-20%	$1,000
$1,000	-15%	$1,000
$1,000	-10%	$1,000
$1,000	-5%	$1,000
$1,000	0%	$1,100
$1,000	5%	$1,100
$1,000	10%	$1,100
$1,000	15%	$1,150
$1,000	20%	$1,200
$1,000	25%	$1,250
$1,000	30%	$1,300
$1,000	35%	$1,350
$1,000	40%	$1,400
$1,000	45%	$1,450
$1,000	50%	$1,500

        The graph of hypothetical returns at maturity set forth below is intended to demonstrate the return provided by the securities at maturity. The gray line shows hypothetical percentage returns at maturity for an investment in an instrument directly linked to the value of the basket. The actual basket levels will be determined on the valuation date, as further described herein. The thick black line shows the hypothetical percentage return at maturity for a similar investment in the securities.

        These examples are for illustrative purposes only. The actual basket return will depend on the final basket level determined by the calculation agent as provided in this pricing supplement.

Examples of the hypothetical redemption amounts of the securities

        The following are illustrative examples of how the redemption amount would be calculated with hypothetical final basket levels that are greater than or equal to 1.00 but less than or equal to 1.10, greater than 1.10, or less than 1.00. The actual basket levels will be determined on the valuation date, as further described herein. Each of the examples assume the following:

  •
  the initial investment in the securities is $1,000; and

  •
  the initial level for the reference index is 1000.

        EXAMPLE 1: Increase of 10% in the reference level of each exchange rate on the valuation date, and the final basket level is equal to 1.10:

Exchange Rate	Initial Level	Closing Level on each Valuation Date
1. BRL/USD spot rate	1000	1100
2. RUB/USD spot rate	1000	1100
3. INR/USD spot rate	1000	1100
4. CNY/USD spot rate	1000	1100

Final Basket Level on the Valuation Date	= (.25*(final level(1))
+ (.25*(final level(2))
+ (.25*(final level(3))
+ (.25*(final level(4))
= ((.25*(1100/1000)) + (.25*(1100/1000)) + (.25*(1100/1000)) + (.25*(1100/1000)))
Final Basket Level on the Valuation Date	= (.275 + .275 + .275 + .275) = 1.10
Basket Return = 0.10. When the final basket level is between 1.00 and 1.10, the basket return is equal to 0.10. In this example, the final basket level is 1.10, so the basket will be equal to .10.

Determination of redemption amount when basket return is equal to 0.10

  Redemption Amount = Principal * (1.0 + basket return)

  Redemption Amount = $1,000 * (1.0 + 0.10)

  Redemption Amount = $1,100

        In this example, at maturity you will receive a redemption amount that is greater than the amount of your investment in the securities and will participate fully in the appreciation in the level of the basket.

        EXAMPLE 2: Increase of 4.5% in the reference level of each exchange rate on the valuation date, and the final basket level is greater than one but less than or equal to 1.10:

Exchange Rate	Initial Level	Closing Level on each Valuation Date
1. BRL/USD spot rate	1000	1045
2. RUB/USD spot rate	1000	1045
3. INR/USD spot rate	1000	1045
4. CNY/USD spot rate	1000	1045

Final Basket Level on the Valuation Date	= (.25*(final level(1))
+ (.25*(final level(2))
+ (.25*(final level(3))
+ (.25*(final level(4))
= ((.25*(1045/1000)) + (.25*(1045/1000)) + (.25*(1045/1000)) + (.25*(1045/1000)))
Final Basket Level on the Valuation Date	= (.26125 + .26125 + .26125 + .26125) = 1.045
Basket Return = 0.10. When the final basket level is between 1.00 and 1.10, the basket return is equal to 0.10. In this example, the final basket level is 1.045, so the basket return is equal to 0.10.

Determination of redemption amount when basket return is equal to 0.10

  Redemption Amount = Principal * (1.0 + basket return)

  Redemption Amount = $1,000 * (1.0 + 0.10)

  Redemption Amount = $1,100

        In this example, at maturity you will receive a redemption amount that is greater than the amount of your investment in the securities and greater than the increase in the basket level. Because the final basket level is less than 1.10 but greater than 1.0, the return payable on your securities will equal 110%.

        EXAMPLE 3: Both increases and decreases in the reference level of the exchange rate on the valuation date, and the final basket level is greater than 1.10:

Reference Indices	Initial Level	Closing Level on each Valuation Date
1. BRL/USD spot rate	1000	900
2. RUB/USD spot rate	1000	1100
3. INR/USD spot rate	1000	1200
4. CNY/USD spot rate	1000	1300

Final Basket Level on the Valuation Date	= (.25*(final level(1))
+ (.25*(final level(2))
+ (.25*(final level(3))
+ (.25*(final level)(4))
= ((.25*(900/1000)) + (.25*(1100/1000)) + (.25*(1200/1000)) + (.25(1300/1000)))
Final Basket Level on the Valuation Date	(.225 + .275 + .300 + .325) = 1.125
Basket Return = (1.125 – 1.0)/1.0) = 0.125

Determination of redemption amount when basket return greater than 0.10

  Redemption Amount = Principal * (1.0 + basket return)

  Redemption Amount = $1,000 * (1.0 + 0.125)

  Redemption Amount = $1,125

        In this example, at maturity you will receive a redemption amount that is greater than the amount of your investment in the securities and you will participate fully in the appreciation in the level of the basket.

        EXAMPLE 4: Decrease of 5% in the reference level of each exchange rate on the valuation date, and the final basket level is less than 1.0:

Reference Indices	Initial Level	Closing Level on each Valuation Date
1. BRL/USD spot rate	1000	950
2. RUB/USD spot rate	1000	950
3. INR/USD spot rate	1000	950
4. CNY/USD spot rate	1000	950

Final Basket Level on the	= (.25*(final level(1))
Valuation Date	+ (.25*(final level(2))
+ (.25*(final level(3))
+ (.25*(final level(4))
((.25*(950/1000)) + ((.25*(950/1000)) ((.25*(950/1000)) + ((.25*(950/1000)))
Final Basket Level on the Valuation Date	..2375 + .2375 + .2375 + .2375 = .95
Basket Return = 0. When the final basket level is less than 1.00, the basket return equals zero.

Determination of redemption amount when basket return is zero

  Redemption Amount = Principal * (1.0 + basket return)

  Redemption Amount = $1,000 * (1.0 + 0.0)

  Redemption Amount = $1,000

        In this example, at maturity you will receive a redemption amount that is equal to the principal amount of your investment in the securities because the basket level decreased during the term of the securities.

THE UNDERLYING BASKET

        In recent years, rates of exchange between certain foreign currencies, including the currencies comprising the basket, and the U.S. dollar have been volatile and volatility may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of the securities.

BRL/USD Exchange Rate

        The Brazilian real/U.S. dollar ("BRL/USD") spot rate is a foreign exchange spot rate that measures the relative values of two currencies, the Brazilian real and the U.S. dollar. The BRL/USD exchange rate increases when the Brazilian real appreciates relative to the U.S. dollar and decreases when the Brazilian real depreciates relative to the U.S. dollar. The BRL/USD exchange rate is expressed as a rate that reflects the amount of U.S. dollars that can be exchanged for one Brazilian real.

RUB/USD Exchange Rate

        The Russian ruble/U.S. dollar ("RUB/USD") spot rate is a foreign exchange spot rate that measures the relative values of two currencies, the Russian ruble and the U.S. dollar. The RUB/USD exchange rate increases when the Russian ruble appreciates relative to the U.S. dollar and decreases when the Russian ruble depreciates relative to the U.S. dollar. The RUB/USD exchange rate is expressed as a rate that reflects the amount of U.S. dollars that can be exchanged for one Russian ruble.

INR/USD Exchange Rate

        The Indian rupee/U.S. dollar ("INR/USD") spot rate is a foreign exchange spot rate that measures the relative values of two currencies, the Indian rupee and the U.S. dollar. The INR/USD exchange rate increases when the Indian rupee appreciates relative to the U.S. dollar and decreases when the Indian rupee depreciates relative to the U.S. dollar. The INR/USD exchange rate is expressed as a rate that reflects the amount of U.S. dollars that can be exchanged for one Indian rupee.

CNY/USD Exchange Rate

        The Chinese yuan/U.S. dollar ("CNY/USD") spot rate is a foreign exchange spot rate that measures the relative values of two currencies, the Chinese yuan and the U.S. dollar. The CNY/USD exchange rate increases when the Chinese yuan appreciates relative to the U.S. dollar and decreases when the Chinese yuan depreciates relative to the U.S. dollar. The CNY/USD exchange rate is expressed as a rate that reflects the amount of U.S. dollars that can be exchanged for one Chinese yuan.

Historical performance of the reference indices

        The following tables set forth the published high and low levels of each exchange rate during each calendar quarter from January 1, 2003 through July 25, 2008. The reference levels on July 25, 2008, at approximately 6:00 p.m. New York time, of the BRL/USD spot rate, RUB/USD spot rate, INR/USD spot rate, and CNY/USD spot rate were 0.63694, 0.04299, 0.02364, and 0.14666 respectively. We derived the reference levels, each expressed as the number of U.S. dollars per one reference currency, from information obtained from Bloomberg Financial Markets, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. You should not take the historical levels of the exchange rates as an indication of future performance of the exchange rates or the securities. We cannot give you any assurance that the levels of any of the exchange rates will increase over the term of the securities.

BRL/USD Spot Rate	Low	High		Low	High
2003			2006
First Quarter	0.27190	0.30660	First Quarter	0.42800	0.47530
Second Quarter	0.30180	0.35210	Second Quarter	0.42500	0.48680
Third Quarter	0.32590	0.35580	Third Quarter	0.44970	0.47100
Fourth Quarter	0.33890	0.35330	Fourth Quarter	0.45480	0.46930
2004			2007
First Quarter	0.33730	0.35770	First Quarter	0.46480	0.49050
Second Quarter	0.31140	0.34780	Second Quarter	0.48860	0.52550
Third Quarter	0.32480	0.35080	Third Quarter	0.48650	0.54560
Fourth Quarter	0.34720	0.37700	Fourth Quarter	0.54070	0.57770
2005			2008
First Quarter	0.36180	0.38960	First Quarter	0.54520	0.59900
Second Quarter	0.37610	0.42870	Second Quarter	0.57460	0.62860
Third Quarter	0.40210	0.45130	Third Quarter (through July 25, 2008)	0.62060	0.63580
Fourth Quarter	0.42020	0.46260

RUB/USD Spot Rate	Low	High		Low	High
2003			2006
First Quarter	0.03130	0.03190	First Quarter	0.03479	0.03616
Second Quarter	0.03195	0.03300	Second Quarter	0.03607	0.03741
Third Quarter	0.03235	0.03310	Third Quarter	0.03696	0.03753
Fourth Quarter	0.03270	0.03425	Fourth Quarter	0.03706	0.03820
2004			2007
First Quarter	0.03420	0.03510	First Quarter	0.03759	0.03850
Second Quarter	0.03440	0.03510	Second Quarter	0.03840	0.03893
Third Quarter	0.03418	0.03445	Third Quarter	0.03862	0.04024
Fourth Quarter	0.03422	0.03606	Fourth Quarter	0.03992	0.04117
2005			2008
First Quarter	0.03547	0.03643	First Quarter	0.04034	0.04263
Second Quarter	0.03487	0.03609	Second Quarter	0.04185	0.04288
Third Quarter	0.03469	0.03551	Third Quarter (through July 25, 2008)	0.04253	0.04319
Fourth Quarter	0.03450	0.03516

INR/USD Spot Rate	Low	High		Low	High
2003			2006
First Quarter	0.02080	0.02130	First Quarter	0.02219	0.02266
Second Quarter	0.02090	0.02150	Second Quarter	0.02156	0.02242
Third Quarter	0.02110	0.02190	Third Quarter	0.02127	0.02184
Fourth Quarter	0.02180	0.02210	Fourth Quarter	0.02175	0.02260
2004			2007
First Quarter	0.02190	0.02300	First Quarter	0.02241	0.02323
Second Quarter	0.02160	0.02300	Second Quarter	0.02310	0.02468
Third Quarter	0.02150	0.02190	Third Quarter	0.02418	0.02521
Fourth Quarter	0.02179	0.02300	Fourth Quarter	0.02504	0.02546
2005			2008
First Quarter	0.02274	0.02304	First Quarter	0.02454	0.02546
Second Quarter	0.02280	0.02309	Second Quarter	0.02319	0.02513
Third Quarter	0.02264	0.02315	Third Quarter (through July 25, 2008)	0.02307	0.02376
Fourth Quarter	0.02157	0.02266

CNY/USD Spot Rate	Low	High		Low	High
2003			2006
First Quarter	0.12080	0.12080	First Quarter	0.12390	0.12470
Second Quarter	0.12080	0.12080	Second Quarter	0.12450	0.12510
Third Quarter	0.12080	0.12080	Third Quarter	0.12490	0.12660
Fourth Quarter	0.12080	0.12080	Fourth Quarter	0.12630	0.12800
2004			2007
First Quarter	0.12080	0.12080	First Quarter	0.12790	0.12940
Second Quarter	0.12080	0.12080	Second Quarter	0.12930	0.13130
Third Quarter	0.12080	0.12080	Third Quarter	0.13140	0.13330
Fourth Quarter	0.12080	0.12080	Fourth Quarter	0.13280	0.13690
2005			2008
First Quarter	0.12080	0.12080	First Quarter	0.13690	0.14260
Second Quarter	0.12070	0.12090	Second Quarter	0.14250	0.14590
Third Quarter	0.12080	0.12360	Third Quarter (through July 25, 2008)	0.14560	0.14680
Fourth Quarter	0.12360	0.12390

Historical basket levels

        The following table sets forth the hypothetical historical performance of the basket from January 1, 2003 through July 25, 2008, assuming that the basket was weighted and calculated in the same manner as described in this pricing supplement, using as the initial basket level of 1.0 the closing levels of the currencies indices on July 25, 2008. We obtained the closing levels of the reference indices from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

        The hypothetical and calculated historical levels of the basket should not be taken as an indication of future performance, and no assurance can be given as to the final basket level. We cannot give you assurance that the performance of the basket will allow you to receive more than the principal amount of your initial investment.

	Low	High		Low	High
2003			2006
First Quarter	0.7147	0.7312	First Quarter	0.8163	0.8460
Second Quarter	0.7337	0.7626	Second Quarter	0.8262	0.8545
Third Quarter	0.7547	0.7649	Third Quarter	0.8327	0.8457
Fourth Quarter	0.7632	0.7723	Fourth Quarter	0.8444	0.8617
2004			2007
First Quarter	0.7716	0.7889	First Quarter	0.8574	0.8795
Second Quarter	0.7604	0.7896	Second Quarter	0.8804	0.9147
Third Quarter	0.7614	0.7729	Third Quarter	0.8974	0.9413
Fourth Quarter	0.7731	0.8069	Fourth Quarter	0.9388	0.9626
2005			2008
First Quarter	0.7981	0.8093	First Quarter	0.9519	0.9822
Second Quarter	0.8039	0.8212	Second Quarter	0.9716	0.9958
Third Quarter	0.8138	0.8319	Third Quarter (through July 25, 2008)	0.9842	1
Fourth Quarter	0.8140	0.8286

SUPPLEMENTAL USE OF PROCEEDS

        The net proceeds from this offering will be approximately $865,785, after deducting underwriting discounts and commissions and certain offering expenses. We intend to use the net proceeds for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. We may also use some or all of the net proceeds from the offering of the securities to hedge our obligations under the securities. Please refer to "Use of Proceeds and Hedging" on page PS-6 of the accompanying product supplement.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of certain U.S. federal income tax considerations to U.S. holders (as described below) and certain U.S. federal income tax considerations to non-U.S. holders (as described below) relating to the purchase, ownership and disposition of the securities. This discussion is limited to holders of securities who purchase the securities in connection with their original issue from us at the "issue price" of the securities (as described below) and who hold the securities as capital assets.

        This discussion does not contain a complete analysis of all the potential tax considerations relating to the purchase, ownership and disposition of the securities. In particular, this discussion does not address all tax considerations that may be important to you in light of your particular circumstances (such as the alternative minimum tax provisions) or under certain special rules. Special rules may apply, for instance, to certain financial institutions, insurance companies, tax-exempt organizations, U.S. holders whose functional currency for U.S. federal income tax purposes is not the United States dollar, dealers in securities, persons who hold securities as part of a hedge, conversion or constructive sale transaction, or straddle or other integrated or risk reduction transaction, or persons who have ceased to be United States citizens or to be taxed as resident aliens. In addition, the discussion does not apply to holders of securities that are partnerships. This discussion also does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction.

        This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations, and judicial decisions and administrative interpretations thereunder, as of the date hereof, all of which are subject to change or different interpretations, possibly with retroactive effect. We cannot assure you that the Internal Revenue Service (the "IRS") will not challenge one or more of the tax results described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal tax consequences of acquiring, holding or disposing of the securities.

        PLEASE CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF ACQUIRING, HOLDING, CONVERTING OR OTHERWISE DISPOSING OF THE SECURITIES, INCLUDING THE EFFECT AND APPLICABILITY OF STATE, LOCAL OR FOREIGN TAX LAWS.

        As used herein, the term "U.S. holder" means a beneficial owner of a security or our common stock that is, for U.S. federal income tax purposes:

  •
  a citizen or resident of the United States;

  •
  a corporation created or organized in or under the laws of the United States or of any political subdivision thereof; or

  •
  an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

        As used herein, the term "Non-U.S. holder" means a beneficial owner of a security that is, for U.S. federal income tax purposes:

  •
  a nonresident alien individual;

  •
  a foreign corporation; or

  •
  a nonresident alien fiduciary of a foreign estate or trust.

        If a partnership (including for this purpose any entity treated as a partnership for U.S. tax purposes) is a beneficial owner of the securities, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of securities that is a partnership and partners in such partnership should consult their own tax advisors about the U.S. federal income tax consequences of holding and disposing of the securities.

        IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY US FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

U.S. Holders

        Classification of the securities.    By acquiring the securities, you agree with us (in the absence of an administrative determination or judicial ruling to the contrary), for U.S. federal income tax purposes, to treat the securities as indebtedness that is subject to the regulations governing contingent payment debt instruments (the Contingent Debt Regulations) in the manner described below. The remainder of this discussion assumes that the securities will be so treated and does not address any possible differing treatments of the securities. However, no rulings have been sought from the IRS or a court with respect to any of the tax consequences discussed below. Accordingly, no assurance can be given that the IRS or a court will agree with the treatment described herein. Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the securities. Holders should consult their tax advisors concerning the tax treatment of holding the securities.

        Accrual of Interest.    Under the Contingent Debt Regulations, actual cash payments on the securities, if any, will not be reported separately as taxable income, but will be taken into account under such regulations. As discussed more fully below, the effect of these Contingent Debt Regulations will be to:

  •
  require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the securities;

  •
  require you to accrue original issue discount at the comparable yield (as described below); and

  •
  generally result in ordinary rather than capital treatment of any gain, and to some extent loss, on the sale, exchange, repurchase, or redemption of the securities.

        You will be required to accrue an amount of original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the securities, that equals:

  •
  the product of (i) the adjusted issue price (as defined below) of the securities as of the beginning of the accrual period and (ii) the comparable yield to maturity (as defined below) of the securities, adjusted for the length of the accrual period;

  •
  divided by the number of days in the accrual period; and

  •
  multiplied by the number of days during the accrual period that you held the securities.

        The "issue price" of a security will be the first price at which a substantial amount of the securities is sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a security will be its issue price increased by any original issue discount previously accrued, determined without regard to any adjustments to original issue discount accruals described below, and decreased by the projected amounts of any payments previously made with respect to the securities (although, as indicated below, no amount is (for federal income tax purposes) projected to be paid prior to the Maturity Date).

        Under the Contingent Debt Regulations, you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the comparable yield of the securities. We have determined the comparable yield of the securities based on the rate, as of the initial issue date, at which we would issue a fixed rate debt instrument with no contingent payments but with terms and conditions similar to the securities. Accordingly, we have determined that the comparable yield is an annual rate of 3.531%, compounded semi-annually.

        We are required to furnish to you the comparable yield and, solely for tax purposes, a projected payment schedule that estimates the amount and timing of contingent interest payments (generally the redemption amount in excess of par paid upon the Maturity Date). For purposes of this determination—and only for purposes of this determination, which is required for federal income tax purposes—we have assumed that the securities will not be called and will be held until the Maturity Date. Accordingly, the projected payment schedule attached as Exhibit A indicates that you will receive no interest until the Maturity Date, at which time the projected payment amount includes $63,924 of interest. For U.S. federal income tax purposes, you must use the comparable yield and the schedule of projected payments in determining your original issue discount accruals (and the adjustments thereto described below) in respect of the securities, unless you timely disclose and justify the use of a different comparable yield and projected payment schedule to the IRS.

        The comparable yield and the projected payment schedule are provided solely for the U.S. federal income tax treatment of the securities and do not constitute a projection or representation regarding the actual amount of the payments on a security.

        Adjustments to Interest Accruals on the securities.    If the actual contingent payment received on the Maturity Date differs from the projected payment, adjustments will be made for the difference. If such payment exceeds the projected payment, you will incur a positive adjustment equal to the amount of such excess. Such positive adjustment will be treated as additional original issue discount in such taxable year. If, however, such payment is less than the amount of projected payment, you will incur a negative adjustment equal to the amount of such deficit. A negative adjustment will:

  •
  first, reduce the amount of original issue discount required to be accrued in the current year;

  •
  second, any negative adjustment that exceeds the amount of original issue discount accrued in the current year will be treated as ordinary loss to the extent of your total prior original issue discount inclusions with respect to the securities; and

  •
  third, any excess negative adjustment will reduce the amount realized on a sale, exchange, or redemption of the securities.

        A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous itemized deductions under Section 67 of the Code.

        Sale, Exchange, or Redemption.    Upon the sale, exchange, or redemption of a security, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the security. Any gain on a security generally will be treated as ordinary income. Loss from the disposition of a security will be treated as ordinary loss to the extent of your prior net original issue discount inclusions with respect to the securities. Any loss in excess of that amount will be treated as capital loss, which generally will be long-term if the securities were held for more than one year. The deductibility of net capital losses by individuals and corporations are subject to limitations.

        Special rules apply in determining the tax basis of a security. Your basis in a security is generally your original purchase price for the security increased by original issue discount (before taking into account any adjustments) you previously accrued on the securities, and reduced by the projected amount of any payments previously scheduled to be made (without regard to the actual amount paid).

Non-U.S. Holders

        Withholding Tax on Payments on Securities.    The payment of principal and interest (including amounts taken into income under the accrual rules described above under "—U.S. Holders") on a security by us or any paying agent of ours to you will not be subject to the 30% U.S. federal withholding tax.

        Except to the extent otherwise provided under an applicable tax treaty, you generally will be taxed in the same manner as a U.S. holder with respect to interest and original issue discount on a security if such amounts are effectively connected with a U.S. trade or business of yours. Effectively connected interest and original issue discount received by a Non-U.S. holder which is a foreign corporation may also be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate), subject to certain adjustments. Such effectively connected amounts will not be subject to withholding tax if the holder delivers a Form W-8ECI to the payor.

Backup Withholding and Information Reporting

        Payments of interest or the proceeds of the sale or other disposition of, the securities may be subject to information reporting and U.S. federal backup withholding tax if the recipient of such payment fails to comply with applicable United States information reporting or certification requirements. Any amount withheld from a payment to a U.S. holder under the backup withholding rules is allowable as a credit against the holder's U.S. federal income tax, provided that the required information is furnished to the IRS.

UNDERWRITING

        Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell $881,000 principal amount of securities to Credit Suisse Securities (USA) LLC.

        The distribution agreement provides that Credit Suisse Securities (USA) LLC is obligated to purchase all of the securities if any are purchased.

        Credit Suisse Securities (USA) LLC proposes to offer the securities at the offering price and will receive the underwriting discounts and commissions set forth on the cover page of this pricing supplement. Credit Suisse Securities (USA) LLC may allow the same discount on the principal amount per security on sales of such securities of other brokers or dealers. If all of the securities are not sold at the initial offering price, Credit Suisse Securities (USA) LLC may change the public offering price and other selling terms.

        We estimate that our out-of-pocket expenses for this offering will be approximately $2,000. Please refer to "Underwriting" on page PS-28 of the accompanying product supplement.

EXHIBIT A

Credit Suisse Nassau Branch
U.S. $881,000 Principal Protected Securities due July 30, 2010 (the "Securities")
Linked to a basket of the BRIC Currencies vs. USD
Projected Payment Schedule ("Tax Schedule")*

         The Comparable Yield and Tax Schedule are provided solely for the purpose of determining a U.S. holder's income from the Securities for U.S. tax purposes and are not a representation of any kind regarding the actual yield of the Securities or actual amounts that will be paid thereon. See the Pricing Supplement dated July 25, 2008 for additional information. Holders of the Securities are urged to consult their tax advisors regarding the tax treatment of the Securities. The two schedules below show the Projected Payments, Yearly Interest Accruals, Daily Interest Accruals and Projected Amount Payable at Retirement for the entire $881,000 Principal Amount and for a $1,000 Principal Amount respectively.

*
The Tax Schedule is a hypothetical schedule derived using certain baseline assumptions and applying a Comparable Yield of 3.531% per annum. Assumptions regarding future events are inherently uncertain. Actual payments may vary materially from the hypothetical payment schedule due to a number of factors. Additional information regarding assumptions is available upon request. See the Pricing Supplement for additional information.

Principal Amount: $881,000

Date	Payments	Interest Accrual	Adjusted Issue Price	Daily Accrual
31-Dec-08	0.00	12,961.71	893,961.71	86.41
30-Jun-09	0.00	15,782.89	909,744.61	87.68
31-Dec-09	0.00	16,061.54	925,806.15	89.23
30-Jun-10	0.00	16,345.11	942,151.26	90.81
30-Jul-10	0.00	2,772.28	944,923.54	92.41
Projected Amount Payable at Retirement			944,923.54

Principal Amount: $1,000

Date	Payments	Interest Accrual	Adjusted Issue Price	Daily Accrual
31-Dec-08	0.00	14.71	1,014.71	0.0981
30-Jun-09	0.00	17.91	1,032.63	0.0995
31-Dec-09	0.00	18.23	1,050.86	0.1013
30-Jun-10	0.00	18.55	1,069.41	0.1031
30-Jul-10	0.00	3.15	1,072.56	0.1049
Projected Amount Payable at Retirement			1,072.56

Credit Suisse

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Additional Terms Specific to the Securities
TABLE OF CONTENTS
NOTICE TO INVESTORS
SUMMARY INFORMATION
THE UNDERLYING BASKET
SUPPLEMENTAL USE OF PROCEEDS
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
UNDERWRITING
  EXHIBIT A
Credit Suisse Nassau Branch U.S. $881,000 Principal Protected Securities due July 30, 2010 (the "Securities") Linked to a basket of the BRIC Currencies vs. USD Projected Payment Schedule ("Tax Schedule")